EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE December 4, 2005	Media contact: Peter Thonis 212-395-2355 peter.thonis@verizon.com

Verizon to Explore Divesting Its

Verizon Information Services Directories Business

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today announced that it is reviewing strategic alternatives for the domestic operations of the company’s wholly owned directories publishing business, Verizon Information Services (VIS).

In a move to sharpen Verizon’s focus on three core network-based businesses in the wireless, broadband and enterprise markets, the Verizon Board of Directors has authorized the company’s management to explore divesting VIS through a spin-off, sale or other strategic transaction.

Verizon Chairman and CEO Ivan Seidenberg said, “With the MCI merger expected to close shortly, this is the right time for us to optimize our business mix and unlock value. We remain focused on a competitive strategy of operating the best networks to serve wireless, broadband and enterprise customers. We are satisfied with the current levels of investment in our network growth initiatives, and there is no change to our previously announced operating guidance for 2006.”

He added, “Given the attractive opportunities developing in the local search and advertising markets for VIS, we believe a divestiture would provide VIS with more flexibility to maneuver in the fast-changing environment of content providers. VIS could then more easily seek partnerships, meet customer requirements and create its own growth opportunities.

“We expect that the disposition of VIS will be a value-enhancing transaction for our shareowners. In executing any transaction, Verizon would seek to create additional value for shareowners, maximize financial flexibility and pursue opportunities to reduce debt. We believe that separating VIS from Verizon would enable both businesses to pursue their strategic growth opportunities more effectively.”

VIS is a leader in the directory publishing business nationwide and controls SuperPages.com, one of the largest and fastest-growing local search portals.

In the United States, VIS provides sales, publishing and other related services for approximately 1,750 directory titles in 44 states and Washington, D.C. This includes almost 1,200 Verizon directory titles with a circulation of approximately 121 million copies. VIS had combined operating revenues of $3.6 billion in 2004. The unit is based in Texas and has 7,300 employees.

As Verizon reviews alternative transaction structures for the divestiture of VIS, it anticipates that it could complete a disposition in 2006. Verizon has engaged Bear, Stearns & Co. Inc. and JPMorgan Securities Inc. as its financial advisors.

Verizon Communications Inc. (NYSE: VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 49.3 million customers nationwide, and one of the nation’s premier wireline networks, serving home, business and wholesale customers in 28 states. Based in New York, Verizon has a diverse workforce of nearly 215,000 and generates annual revenues of more than $71 billion from four business segments: Domestic Telecom, Domestic Wireless, Information Services and International. For more information, visit www.verizon.com.

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NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; a significant change in the timing of, or the imposition of any governmental conditions to, the closing of our business combination transaction with MCI, Inc.; actual and contingent liabilities in connection with the MCI transaction, if consummated; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the MCI transaction.